UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)         November 29, 2004 (November 22, 2004)

Endo Pharmaceuticals Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-15989	13-4022871
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Painters Drive, Chadds Ford, PA	19317
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (610) 558-9800

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into or Amendment of Material Definitive Agreement

     On November 22, 2004, Endo Pharmaceuticals Holdings Inc. (the “Registrant” or “we”) entered into an underwriting agreement with the selling stockholders named therein and Bear, Stearns & Co. Inc., as underwriter, for the issuance and sale by the selling stockholders of 8 million shares of the Registrant’s common stock, par value $.01 per share. The common stock was sold pursuant to an effective shelf registration statement. The sale of these shares was consummated on November 29, 2004. A copy of the underwriting agreement is attached as Exhibit 1.1 hereto and is incorporated herein by reference.

     On November 22, 2004, DURECT Corporation (“DURECT”) and the Registrant’s wholly owned subsidiary, Endo Pharmaceuticals Inc. (“Endo”), entered into Amendment No. 2 to the Development, Commercialization and Supply License Agreement relating to the development and commercialization of the CHRONOGESIC product in the United States and Canada. Prior to the present amendment, in addition to other specified termination rights provided to both parties, the agreement provided Endo with a right to terminate the agreement starting January 1, 2005 in the event that DURECT had not commenced a specified clinical trial for the CHRONOGESIC product candidate on or before January 1, 2005, provided that Endo provided DURECT written notice of termination prior to January 31, 2005. Under Amendment No. 2, Endo’s termination right was amended to replace the January 1, 2005 date with January 1, 2006. In addition, under the terms of the agreement as amended by Amendment No. 2, for the period commencing January 1, 2004 until earlier of January 1, 2006 or the commencement of a specified clinical trial for the CHRONOGESIC product candidate, Endo will fund 25% of the ongoing development costs for the product candidate in the United States and Canada, excluding system redesign costs and pharmacokinetic trials necessitated by any system redesign, up to an aggregate amount of $250,000 for the period. Commencing on January 1, 2006, unless the agreement is earlier terminated by Endo, Endo will fund 50% of the ongoing development costs for the CHRONOGESIC product in accordance with the terms of the agreement. The effect of Amendment No. 2 was to substitute the date “January 1, 2006” in lieu of the date “January 1, 2005” in the above-referenced provisions on development costs in the agreement. A copy of Amendment No. 2 to the Development, Commercialization and Supply License Agreement is attached as Exhibit 10.42.3 hereto and is incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

     On November 29, 2004, as part of the sale of 8 million shares of our common stock described in Item 1.01 of this Current Report on Form 8-K, approximately 2.8 million shares underlying stock options granted under the Endo Pharma LLC stock option plans were exercised and sold at a price of $20.02, with a weighted average exercise price of $2.44, an assumed tax rate of 38.3% and assuming the attributable compensation charge deductions are usable to reduce our taxes in 2004, we are obligated under our amended tax sharing agreement to pay to Endo Pharma LLC an additional tax benefit amount of approximately $19 million. Fifty percent of the estimated tax benefit amount attributable to the November 29, 2004 offering and any additional offering in 2004 will be due within 15 business days of the date we receive an opinion on our final audited 2004 financial statements from our independent registered public accounting firm (which we estimate will occur within 75 days of our fiscal year-end of December 31, 2004) and the remaining tax benefit amount attributable to 2004 is due within 30 business days of the date on which we file our 2004 tax return with the Internal Revenue Service (which we estimate will occur in September 2005). All payments that have been, or will be, made or accrued pursuant to the tax sharing agreement have been, or will be, reflected as a reduction of stockholders’ equity in our consolidated financial statements. The estimated tax benefit amount payable to Endo Pharma LLC attributable to Endo Pharma LLC stock options exercised may increase if certain holders of Endo Pharma LLC stock options exercise stock options in addition to those noted above.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

          Not applicable.

(b)	Pro Forma Financial Information.

          Not applicable.

(c)	Exhibits.

	Exhibit Number	Description

	1.1	Underwriting Agreement, dated November 22, 2004, among Endo Pharmaceuticals Holdings Inc., the selling stockholders named therein and Bear, Stearns & Co., Inc., as underwriter

	10.6	Amended and Restated Tax Sharing Agreement, dated as of April 30, 2004 by and among Endo Pharmaceuticals Holdings Inc., Endo Pharmaceuticals Inc. and Endo Pharma LLC (incorporated herein by reference to Exhibit 10.6 of the Form 10-Q for the Quarter ended March 31, 2004 filed with the Commission on May 10, 2004)

	10.42.3	Amendment No. 2 to the Development, Commercialization and Supply License Agreement, dated November 22, 2004, between DURECT Corporation and Endo Pharmaceuticals Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

ENDO PHARMACEUTICALS HOLDINGS INC.
(Registrant)

By:	/s/ Carol A. Ammon

Name:	Carol A. Ammon
Title:	Chairman & Chief Executive Officer

Dated: November 29, 2004

INDEX TO EXHIBITS

Exhibit No.	Description

1.1	Underwriting Agreement, dated November 22, 2004, among Endo Pharmaceuticals Holdings Inc., the selling stockholders named therein and Bear, Stearns & Co., Inc., as underwriter

10.6	Amended and Restated Tax Sharing Agreement, dated as of April 30, 2004 by and among Endo Pharmaceuticals Holdings Inc., Endo Pharmaceuticals Inc. and Endo Pharma LLC (incorporated herein by reference to Exhibit 10.6 of the Form 10-Q for the Quarter ended March 31, 2004 filed with the Commission on May 10, 2004)

10.42.3	Amendment No. 2 to the Development, Commercialization and Supply License Agreement, dated November 22, 2004, between DURECT Corporation and Endo Pharmaceuticals Inc.